As filed with the Securities and Exchange Commission on July 15, 2024

Registration No. 333-267930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT (Registration No. 333-267930)

UNDER

THE SECURITIES ACT OF 1933

CAMBRIDGE BANCORP

(Exact name of registrant as specified in its charter)

Massachusetts	04-2777442
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1336 Massachusetts Avenue, Cambridge MA 02138

Telephone: (617) 876-5500

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Kathleen C. Henry, Esq.

c/o Eastern Bankshares, Inc.

125 High Street, Suite 901

Boston, Massachusetts

(617) 897-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael K. Krebs, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, Massachusetts 02110

(617) 439-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as registrant determines based on market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on October 18, 2022 (File No. 333-267930) (the “Registration Statement”) and is being filed for the sole purpose of removing from registration any unsold shares of the Registrant’s common stock that remain unsold under the Registration Statement.

On July 12, 2024, pursuant to the Agreement and Plan of Merger, dated as of September 19, 2023, by and among the Registrant, Cambridge Trust Company, Eastern Bankshares, Inc., Eastern Bank and Citadel MS 2023, Inc. (“Merger Sub”), the Registrant merged with and into Merger Sub, with the Registrant as the surviving entity (the “Merger”). As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement.

In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the Registration Statement, which remain unsold and unissued under the Registration Statement in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eastern Bankshares, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on this 15th day of July 2024. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

EASTERN BANKSHARES, INC. (as successor to Cambridge Bancorp)

By:	/s/ James B. Fitzgerald
Name: James B. Fitzgerald
Title: Chief Financial Officer